                                                                 Exhibit 17(b)ii

                               FAIRNESS OPINION
                            PRESENTATION MATERIALS

                                   THT INC.

                                October 1, 1998

                                    ADVEST
                         Serving Investors Since 1898

                        ADVEST INVESTMENT BANKING GROUP

Table of Contents
--------------------------------------------------------------------------------

    I.     Scope of Fairness Opinion

   II.     Overview of THT
           A) Business Summary
           B) Summary Financials

  III.     Summary of Principal Terms

   IV.     Historical Trading and Premiums Paid Analyses

    V.     Public Comparable Company Analysis

   VI.     Historical Transaction Analysis

  VII.     Discounted Cash Flow Analysis

 VIII.     Conclusion


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                                    Page 1

Scope of Fairness Opinion
--------------------------------------------------------------------------------

Advest, Inc. is engaged by the Special Committee of the Board of Directors ("Board of Directors") of THT Inc. ("THT" or the "Company"), to issue a formal opinion with respect to the fairness from a financial point of view, to the shareholders of THT (the "Shareholders"), of the consideration to be paid by PH II, Inc. ("PH II") in its proposed merger with THT (the "Merger").

Advest, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Advest has relied upon the accuracy and completeness of all of the financial and other information reviewed and has assumed its accuracy and completeness for purpose of its opinion. In addition, Advest has not made an independent evaluation or appraisal and did not physically inspect the assets of THT and it has not made an independent valuation of the liabilities of THT, nor has Advest been furnished with any such evaluation or appraisal. Advest's opinion is based upon the economic and market conditions existing on the date hereof. Advest's advisory services and opinion are provided for the information and assistance of the Board of Directors in connection with its consideration of the transaction contemplated by the Merger agreement.


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

Scope of Fairness Opinion
--------------------------------------------------------------------------------

In arriving at our opinion, we reviewed various information and documentation on or related to THT and the Merger, including:

   . Audited financial statements reviewed by independent auditors for the years ended December 1992, 1993, 1994, 1995, 1996, and 1997.

   . Unaudited quarterly filings for the last two fiscal years.

   . Certain interim financial analyses and forecasts for THT prepared by management.

   . Draft proxy material related to the Merger.

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

Scope of Fairness Opinion
--------------------------------------------------------------------------------

In addition to the above documentation, Advest conducted:

  . A review and discussion with senior executives of the Company (primarily Frederick A. Rossetti) concerning its business and prospects.

  . An analysis of the market value, financial performance/condition and operating characteristics of companies which Advest deemed to be reasonably similar to the Company.

  . An analysis of the financial terms, to the extent publicly available, of certain transactions involving companies which Advest deemed to be reasonably similar to the Company.

  .  A review of the trading history of THT's stock over the last five years.

  .  A review of such other factors and analyses as Advest deemed appropriate.

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

Scope of Fairness Opinion
--------------------------------------------------------------------------------

Advest's approach to determine whether this transaction is fair to the Shareholders, from a financial point of view, attempts to integrate its transactional experience as investment bankers with theoretical models accepted and used in the financial markets. The primary analyses used in reaching our opinion are:

  .  THT Trading History and Premium Paid Analysis

  .  Public Comparable Company Analysis

  .  Historical Transaction Analysis

  .  Discounted Cash Flow Analysis

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Selecting portions of this analysis or of this summary without considering the analyses as a whole, could create an incomplete view of the processes underlying Advest's opinion. In arriving at its fairness determination, Advest considered the results of all such analyses.


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

Overview of THT
--------------------------------------------------------------------------------

THT, incorporated under the laws of the State of Delaware in 1983, conducts business through two operating subsidiaries, Jackburn Mfg., Inc. ("Jackburn") and Setterstix Corporation ("Setterstix"). Jackburn is engaged in the business of manufacturing stove-top grills. Jackburn is also a manufacturer of fabricated steel parts, including wire formed products. Setterstix is engaged in the manufacture of rolled paper products used principally in the confectionery and health-related industries.

The Company employs 132 persons on a full time basis: 53 employees with Setterstix and 79 employees with Jackburn. The Setterstix employees are covered under a contract with the International Association of Machinists and Aerospace Workers.

The Company, through its Jackburn subsidiary, owns a 50,000 square foot manufacturing facility and a 20,000 square foot tool and die stamping plant in Girard, PA for the Jackburn operation. Through its Setterstix subsidiary, THT owns an approximate 59,000 square foot manufacturing plant in Cattaraugus, NY.

Sales promotion activities with respect to both Setterstix and Jackburn include direct mail campaigns, participation in trade shows, and publicity and advertising principally in trade journals.

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

Overview of THT
--------------------------------------------------------------------------------

THT's subsidiary companies' revenue bases have significant customer concentrations. For the first 11 months of the fiscal year ending 9/30/98, Setterstix had two customers, Megas Beauty Aids and Presto Products Company which accounted for approximately 35% and 18% of Setterstix total sales, respectively. For this same period, Jackburn had three customers, Frigidaire (U.S. and Canada) Caloric/Amana and Whirlpool which accounted for 25%, 19% and 10% of Jackburn total sales, respectively. The loss of any of such customers could have a material adverse effect on the respective businesses of Setterstix and Jackburn.

Both Setterstix and Jackburn compete directly with end-users who manufacture their own respective rolled paper and fabricated steel products for use in end products. To a lesser extent, the Company competes with other private label manufacturers. The Company estimates that its market share with respect to the domestic rolled paper business is approximately 80% (defined as a % of total private label revenues). The Company estimates that its market share with respect to stovetop grid products is approximately 50% (defined as a % of total steel grid sales).

The Company's research and development activities are minimal and are primarily focused on product modification for existing or potential customers. Research and development costs are reflected as cost of goods sold. Management does not believe that the Company's patents provide a significant barrier to competition.

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

Overview of THT
--------------------------------------------------------------------------------

The Company was operated through a management contract with PH II through 9/30/97, and, effective 10/1/98, through Stuart Management Co. ("SMC"). SMC provides management services to THT and other unrelated companies. Paul K. Kelly is the majority owner of SMC.

The contract between SMC and THT provides for the services of Paul K. Kelly, Chairman and Co-CEO, Frederick A. Rossetti, Co-CEO and President, and Jeffrey B. Gaynor, Vice President and Secretary, and also reimburses SMC for certain other costs and expenses.

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

Overview of Setterstix
--------------------------------------------------------------------------------

 .    Primary market is rolled paper for health-related applications

       .  58% of Setterstix revenue is from this market.

       . Market is mature with growth driven by population and private label market share gains versus branded product.

       . Branded competition is primarily from Johnson and Johnson ("J&J") and Cheseborough Ponds' Q-tips brand ("Q-tips") which dominate the marketplace. J&J uses a colored plastic stick while Q-tips uses rolled paper. Both companies manufacture their products internally.

       . Q-tips represents a source of potential competition should it enter the private label market. The Company also faces significant risk should Q-tips redesign its product with a less expensive plastic stick (thus eliminating the paper stick based private label market).

       . Setterstix has dominant market position with approximately 80% of the private label market.

 .    Secondary markets include paper sticks for various food and other applications

       .  Generate approximately 42% of Setterstix revenue from this market.

       .  Mature market.

       . Competition in this market consists of the potential for customers to move production of paper sticks in-house. Spangler, a major customer of THT, currently makes a significant volume of paper sticks in-house.

       . Additionally, a Mexican candy company produces internally with excess capacity and currently sells a significant number of sticks in the U.S. market.

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

Overview of Setterstix
-------------------------------------------------------------------------------

 . Setterstix has significant customer concentration with 53% of revenue coming from its top two customers and 66% of revenue coming from its top 5 customers (11 months of actual unaudited FY 1998 results).

 . The availability and cost of high quality specialty paper is an important component of the Company's ability to profitably compete. The Company currently maintains several qualified vendors, however prices generally track the overall commodity markets. As such, the Company's success is partially dependent on its ability to pass on increases in paper costs.

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

Overview of Jackburn
--------------------------------------------------------------------------------

 .    Primary market is the production of steel wire grid products used on gas stoves.

      .   Approximately 77% of Jackburn revenue comes from this product.

      .   Volatility of sales generally tracks durable goods consumption.

      .   Customer concentration exists in this segment.

      . Leading market share of outsourced production (approximately 50% share of overall market), with remaining portion of market insourced within large appliance manufacturers.

      . Secondary competition from manufacturers of cast iron grids. Market share based on consumer preference and manufacturer's specifications.

      . Jackburn is reliant upon Erie Ceramic Arts for low cost high quality enameling services in delivering its end product.

 .    Secondary market is the production of fabricated steel parts, including wire formed products. Parts produced include: pail and bucket handles, "S" hooks, and special purpose wire designs.

      .   Approximately 23% of Jackburn revenue comes from this segment.

      . Low cost substitute goods have increased pricing and market pressure on this segment.

      . Multiple sources of competition exist and Jackburn has no meaningful market share.

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

Financial Overview of THT
--------------------------------------------------------------------------------

Summary Income Statement

For the Fiscal Years Ended September 30,

                                     ------------------------------------------------------------------------------
                                                                          Audited
                                           1992        %             1993         %            1994        %
-------------------------------------------------------------------------------------------------------------------
Sales                                  $15,326,389   100.0%      $16,424,616   100.0%      $17,084,632   100.0%
Cost of Sales                           10,908,447    71.2%       11,719,593    71.4%       12,289,455    71.9%
                                     ------------------------------------------------------------------------------
Gross Profit                             4,417,942    28.8%        4,705,023    28.6%        4,795,177    28.1%
S,G&A Expense                            1,628,165    10.6%        2,123,377    12.9%        2,389,261    14.0%
                                     ------------------------------------------------------------------------------
Operating Income                         2,789,777    18.2%        2,581,646    15.7%        2,405,916    14.1%
Interest Income (Expense)                 (928,637)   (6.1%)        (785,439)   (4.8%)        (532,186)   (3.1%)
Other lncome (Expense)                     297,318     1.9%         (284,935)   (1.7%)        (405,457)   (2.4%)
                                     ------------------------------------------------------------------------------
                                          (631,319)   (4.1%)      (1,070,374)   (6.5%)        (937,643)   (5.5%)
Income before Taxes                      2,158,458    14.1%        1,511,272     9.2%        1,468,273     8.6%
Income Taxes                             1,066,481     7.0%          642,632     3.9%           95,029     0.6%
                                     ------------------------------------------------------------------------------
Net income                               1,091,977     7.1%          868,640     5.3%        1,373,244     8.0%
-------------------------------------------------------------------------------------------------------------------
Extraordinary Items                        743,000                   540,000                   226,800
Net Income                               1,834,977                 1,408,640                 1,600,044
Preferred Dividends                        383,333                   280,000                   280,000
Net Income Available To Common           1,451,644                 1,128,640                 1,320,044
EPS Before Extraordinary               $      0.15               $      0.14               $      0.24
EPS After Extraordinary                $      0.30               $      0.26               $      0.29
Number of Shares (Fully Diluted)         4,796,332                 4,278,290                 4,527,007
-------------------------------------------------------------------------------------------------------------------
EBITDA                                   3,758,244    24.5%        3,034,314    18.5%        2,817,888    16.5%
EBIT                                     3,087,095    20.1%        2,296,711    14.0%        2,000,459    11.7%
-------------------------------------------------------------------------------------------------------------------

                                          -----------------------------------------------------------------------------
                                                                              Audited
                                              1995         %              1996        %             1997         %
-----------------------------------------------------------------------------------------------------------------------
Sales                                      $18,469,444   100.0%       $18,626,989   100.0%      $18,643,217   100.0%
Cost of Sales                               13,041,271    70.6%        12,714,095    68.3%       12,350,163    66.2%
                                          -----------------------------------------------------------------------------
Gross Profit                                 5,428,173    29.4%         5,912,894    31.7%        6,293,054    33.8%
S,G&A Expense                                2,688,185    14.6%         3,375,539    18.1%        3,398,752    18.2%
                                          -----------------------------------------------------------------------------
Operating Income                             2,739,988    14.8%         2,537,355    13.6%        2,894,302    15.5%
Interest Income (Expense)                     (407,951)   (2.2%)         (255,431)   (1.4%)         (80,179)   (0.4%)
Other lncome (Expense)                        (199,557)   (1.1%)         (114,088)   (0.6%)         (81,491)   (0.4%)
                                          -----------------------------------------------------------------------------
                                              (607,508)   (3.3%)         (369,519)   (2.0%)        (161,670)   (0.9%)
Income before Taxes                          2,132,480    11.5%         2,167,836    11.6%        2,732,632    14.7%
Income Taxes                                   317,000     1.7%           115,000     0.6%          341,000     1.8%
                                          -----------------------------------------------------------------------------
Net Income                                   1,815,480     9.8%         2,052,836    11.0%        2,391,632    12.8%
-----------------------------------------------------------------------------------------------------------------------
Extraordinary Items                                -                          -                         -
Net Income                                   1,815,480                  2,052,836                 2,391,632
Preferred Dividends                            280,000                    280,000                   210,000
Net Income Available To Common               1,535,480                  1,772,836                 2,181,632
EPS Before Extraordinary                   $      0.36                $      0.45               $      0.55
EPS After Extraordinary                    $      0.36                $      0.45               $      0.55
Number of Shares (Fully Diluted)             4,254,806                  3,982,605                 3,982,605
-----------------------------------------------------------------------------------------------------------------------
EBITDA                                       3,154,940    17.1%         2,961,463    15.9%        3,397,953    18.2%
EBIT                                         2,540,431    13.8%         2,423,267    13.0%        2,812,811    15.1%
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------
                                          Budget(1)
                                     1998          %
-----------------------------------------------------------
Sales                             $19,630,481   100.0%
Cost of Sales                      12,769,123    65.0%
                             ------------------------------
Gross Profit                        6,861,358    35.0%
S,G&A Expense                       3,665,920    18.7%
                             ------------------------------
Operating Income                    3,195,438    16.3%
Interest Income (Expense)            (152,825)   (0.8%)
Other lncome (Expense)                (70,557)   (0.4%)
                             ------------------------------
                                     (223,382)   (1.1%)
Income before Taxes                 2,972,056    15.1%
Income Taxes                        1,239,000     6.3%
                             ------------------------------
Net Income                          1,733,056     8.8%
-----------------------------------------------------------
Extraordinary Items                       -
Net Income                          1,733,056
Preferred Dividends                       -
Net Income Available To Common      1,733,056
EPS Before Extraordinary           $     0.44
EPS After Extraordinary            $     0.44
Number of Shares (Fully Diluted)    3,982,605
------------------------------------------------------------

EBITDA                              3,754,967    19.1%
EBIT                                3,124,881    15.9%
------------------------------------------------------------


(1) Budget includes 11 months of actual unaudited results.

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                                    Page 12

Overview of THT
--------------------------------------------------------------------------------
Segment Revenue and Gross Margin Composition

For the Fiscal Years Ended September 30,
($MMs)

                --------------------------------------------------------------------------------------------------------
Setterstix                                                            Unaudited                              Budget/(1)/
                   1992      %    1993    %     1994     %    1995    %      1996     %      1997       %   1998       %
------------------------------------------------------------------------------------------------------------------------
Sales               $8.3  100.0%  $8.4  100.0%  $8.9  100.0%  $10.7  100.0%  $12.2  100.0%  $12.6  100.0%  $12.6  100.0%
% of THT Sales       54%           51%           52%            58%            66%            68%            64%
Cost of Sales        5.8   70.1%   6.1   72.0%   6.2   69.4%    7.0   66.0%    7.9   64.3%    7.7   61.0%    7.7   60.8%
                --------------------------------------------------------------------------------------------------------
Gross Profit         2.5   29.9%   2.4   28.0%   2.7   30.6%    3.6   34.0%    4.4   35.7%    4.9   39.0%    4.9   39.2%
------------------------------------------------------------------------------------------------------------------------
               ---------------------------------------------------------------------------------------------------------
Jackburn                                                              Unaudited                            Budget/(1)/
                1992        %   1993      %   1994      %   1995       %   1996       %   1997       %   1998       %
------------------------------------------------------------------------------------------------------------------------
Sales               $7.1  100.0%  $8.0  100.0%  $8.1  100.0%   $7.8  100.0%   $6.4  100.0%   $6.0  100.0%   $7.0  100.0%
% of THT Sales       46%           49%           48%            42%            34%            32%            36%
Cost of Sales        5.0   71.0%   5.6   69.9%   6.1   74.6%    6.0   77.0%    4.9   75.7%    4.6   77.3%    5.1   72.7%
               ---------------------------------------------------------------------------------------------------------
Gross Profit         2.0   29.0%   2.4   30.1%   2.1   25.4%    1.8   23.0%    1.6   24.3%    1.4   22.7%    1.9   27.3%
------------------------------------------------------------------------------------------------------------------------
               ---------------------------------------------------------------------------------------------------------
Consolidated                                                          Audited                              Budget/(1)/
                1992        %   1993      %   1994      %    1995      %  1996         %  1997        %  1998        %
------------------------------------------------------------------------------------------------------------------------
Sales              $15.3  100.0% $16.4  100.0% $17.1  100.0%  $18.5  100.0%   18.6  100.0%  $18.6  100.0%  $19.6  100.0%
Cost of Sales       10.8   70.5%  11.7   71.0%  12.3   71.8%   13.0   70.6%   12.7   68.3%   12.4   66.2%   12.8   65.0%
               ---------------------------------------------------------------------------------------------------------
Gross Profit         4.5   29.5%   4.8   29.0%   4.8   28.2%    5.4   29.4%    5.9   31.7%    6.3   33.8%    6.9   35.0%
------------------------------------------------------------------------------------------------------------------------

(1) Budget includes 11 months of actual unaudited results.

Overview of THT
--------------------------------------------------------------------------------

Summary Balance Sheet

For the Fiscal Years Ended September 30,

                                                                            1996                    1997                     1998
Assets                                                                     Audited                 Audited                  Budget
------------------------------------------------------------------------------------------------------------------------------------
 Current Assets
    Cash and Equivalents                                                 $   914,325             $ 1,659,062             $ 1,058,352
    Accounts Receivable                                                    1,236,254               1,408,616               1,452,983
    Inventories                                                            1,897,701               2,162,236               2,041,759
    Other                                                                    443,786                 459,355                 132,573
------------------------------------------------------------------------------------------------------------------------------------
     Total Current Assets                                                $ 4,492,066             $ 5,689,269             $ 4,685,667


 Property, Plant and Equipment, Net                                        3,073,464               3,568,707               3,419,126
 Intangible Assets, Net                                                    3,203,744               3,400,069               3,295,314
 Other Assets                                                                264,867                 437,362                 473,442
------------------------------------------------------------------------------------------------------------------------------------
     Total Non Current Assets                                            $ 6,542,075             $ 7,406,138             $ 7,187,882
------------------------------------------------------------------------------------------------------------------------------------
     Total Assets                                                        $11,034,141             $13,095,407             $11,873,549
------------------------------------------------------------------------------------------------------------------------------------


                                                                            1996                    1997                     1998
Liabilities                                                                Audited                 Audited                  Budget
------------------------------------------------------------------------------------------------------------------------------------
 Current Liabilities
  Current Portion of Debt                                                        -                   400,000                    -
  Accounts Payable                                                           843,442                 980,018                 586,989
  Accrued Liabilities                                                        996,891                 725,954               1,239,250
  Other                                                                       26,802                  69,783                     -
------------------------------------------------------------------------------------------------------------------------------------
   Total  Current Liabilities                                            $ 1,867,135             $ 2,175,755             $ 1,826,239


 Deferred Income Taxes                                                       323,000                 276,000                     -
 Long-term Debt, less current                                              1,034,012               1,400,000                     -
 Other Long-term Liabilities                                                 393,738                 645,764                 805,958


 Shareholders' Equity
  Preferred Stock                                                          2,000,000               1,000,000                     -
  Common Stock                                                                39,826                  39,826                     -
  Additional Paid-in Capital                                              13,055,280              13,055,280                     -
  Retained Earnings                                                       (7,678,850)             (5,497,218)                    -
------------------------------------------------------------------------------------------------------------------------------------
   Total Shareholders' Equity                                            $ 7,416,256             $ 8,597,888             $ 9,241,352
------------------------------------------------------------------------------------------------------------------------------------
 Total Liabilities                                                       $11,034,141             $13,095,407             $11,873,549
------------------------------------------------------------------------------------------------------------------------------------

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

Summary of Financial Results
--------------------------------------------------------------------------------

A summary review of THT's historical financial performance indicates, among other things:

     .    Flat revenues from 1995 through 1997, growth in 1998.

               . Revenues have increased in 1998 primarily due to the recapture of a significant customer at Jackburn and from increased sales in the formed wire segment.

     .    Improved gross margins.

               . Primarily due to increased volume and manufacturing efficiencies which have been partially offset by pricing decreases to customers.

     . Selling, General and Administrative expenses have increased primarily due to higher commissions and increased overhead support.

     . Balance sheet has been strengthened by the reduction in debt and preferred stock which has improved reported earnings per share.

     . Capital expenditures have been funded to expand capacity and lower cost of goods sold.

     . Given THT's high customer concentration and limited direct competition in the domestic marketplace, the Company maintains minimal direct selling expense.


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                                    Page 15

Financial Projections of THT
--------------------------------------------------------------------------------

Projected Income Statement

For the Fiscal Years Ending September 30,

------------------------------------------------------------------------------------------------------------------------------------
                                  1999          %             2000         %             2001          %            2002        %
------------------------------------------------------------------------------------------------------------------------------------
Sales                         $20,098,222     100.0%      $20,701,167    100.0%      $21,322,202     100.0%     $21,961,867   100.0%
Cost of Sales                  13,091,701      65.1%       13,473,164     65.1%       13,955,505      65.5%      14,374,170    65.5%
                             -------------------------------------------------------------------------------------------------------
Gross Profit                    7,006,521      34.9%        7,228,003     34.9%        7,366,697      34.5%       7,587,697    34.5%

S,G&A Expense                   3,756,806      18.7%        3,818,175     18.4%        3,891,666      18.3%       3,975,581    18.1%
                             -------------------------------------------------------------------------------------------------------
Operating Income                3,249,715      16.2%        3,409,828     16.5%        3,475,031      16.3%       3,612,116    16.4%

Interest Income (Expense)             -         0.0%              -        0.0%              -         0.0%             -       0.0%
Other Income (Expense)            (92,000)     (0.5%)         (26,000)    (0.1%)         189,000       0.9%         249,000     1.1%
                             -------------------------------------------------------------------------------------------------------
                                  (92,000)     (0.5%)         (26,000)    (0.1%)         189,000       0.9%         249,000     1.1%
Income before Taxes             3,157,715      15.7%        3,383,828     16.3%        3,664,031      17.2%       3,861,116    17.6%
Income Taxes                    1,310,000       6.5%        1,393,000      6.7%        1,491,000       7.0%       1,563,000     7.1%
                             -------------------------------------------------------------------------------------------------------
Net Income                      1,847,715       9.2%        1,990,828      9.6%        2,173,031      10.2%       2,298,116    10.5%
------------------------------------------------------------------------------------------------------------------------------------

EPS                           $      0.46                 $      0.50               $       0.55                $      0.58
Shares Outstanding              3,982,605                   3,982,605                  3,982,605                  3,982,605
------------------------------------------------------------------------------------------------------------------------------------

EBITDA                          3,787,715      18.8%        3,984,828     19.2%        4,265,031      20.0%       4,462,116    20.3%
EBIT                            3,157,715      15.7%        3,383,828     16.3%        3,664,031      17.2%       3,861,116    17.6%
------------------------------------------------------------------------------------------------------------------------------------

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                                    Page 16

Summary of Financial Projections
--------------------------------------------------------------------------------

Primary assumptions include:

 .    Projected 3% annual revenue growth versus .5% compounded historical growth from 1995 through 1997.

 .    Stable gross margin at 34.9% versus 35% budgeted for FY 1998, and a range of 28.1% to 35% over 1992 through 1998 (Budget).

 .    Financial performance is aided by the leveraging of the S,G&A expense.

 .    Management assumes that revenues and EBITDA are built to $22.9 million and
     $4.5 million in 2002 from $19.6 million and $3.8 million in 1998, respectively.

 .    Further, these projections assume:

     .    No significant customers are lost.

     . No significant change in raw material costs (e.g. paper) or other cost of production (e.g. enameling).

     . No significant competitors enter the U.S. market in either the steel grid or rolled paper business.

     . No significant change in consumer taste occurs (e.g. preference for plastic versus paper swabs).

                                    Page 17        [LOGO OF ADVEST APPEARS HERE]

Sensitivity Analysis
--------------------------------------------------------------------------------

Sensitivity analysis prepared by management indicates significant risk related to the loss of a key customer at either Setterstix or Jackburn

                                      --------------------------------------------------------------------------------
Setterstix                                         Sensitivity                        Budget              Difference
                                            1998                %               1998             %           1998
----------------------------------------------------------------------------------------------------------------------
Sales                                    $8,679,930   /(1)/   100.0%        $12,617,950        100.0%    ($3,938,020)
Cost of Sales                             5,061,708            58.3%          7,671,714         60.8%    ($2,610,006)
----------------------------------------------------------------------------------------------------------------------
Gross Profit                              3,618,222   /(2)/    41.7%          4,946,236         39.2%     (1,328,014)

SG&A Expenses                               786,624   /(3)/     9.1%            892,624          7.1%       (106,000)
----------------------------------------------------------------------------------------------------------------------
Net Operating Income/(7)/                 2,831,598            32.6%          4,053,612         32.1%     (1,222,014)
----------------------------------------------------------------------------------------------------------------------

Jack burn                             --------------------------------------------------------------------------------
                                                   Sensitivity                        Budget              Difference
                                            1998                %               1998             %           1998
----------------------------------------------------------------------------------------------------------------------
Sales                                    $5,109,631   /(4)/   100.0%         $7,012,531        100.0%    ($1,902,900)
Cost of Sales                             3,868,629            75.7%          5,097,409         72.7%    ($1,228,780)
----------------------------------------------------------------------------------------------------------------------
Gross Profit                              1,241,002   /(5)/    24.3%          1,915,122         27.3%       (674,120)

SG&A Expenses                               643,451   /(6)/    12.6%            778,596         11.1%       (135,145)
----------------------------------------------------------------------------------------------------------------------
Net Operating Income/(7)/                   597,551            11.7%          1,136,526         16.2%       (538,975)
----------------------------------------------------------------------------------------------------------------------

(1) Megas sales eliminated ($4,438,020 in FY 1998 budget), mitigated by adding $500,000 replacement international candy sales
(2) Gross profit in Megas business is 34.43% (based on FY 1998 budget). Overall margins reduced by 4% due to reduction in volume. Margin on new international candy sales at 40%.
(3) S,G&A reduced by $106,000 due to lower incentive compensation expenses.
(4) Frigidaire U.S. and Canada sales eliminated ($1,902,900 in FY 1998 budget). No new sales to replace lost business.
(5) Gross profit on Frigidaire business at 22%. Overall margins reduced by 5% due to reduction in volume.
(6) Eliminated sales commissions on Frigidaire sales which are 5%. Eliminated additional $40,000 of administrative expenses due to lower volume.
(7) Excludes corporate overhead.

                                    Page 18        [LOGO OF ADVEST APPEARS HERE]

Overview of Firm Specific Risks
--------------------------------------------------------------------------------

Risk factors specific to THT, include:

 .    Customer concentration at Setterstix and Jackburn.

 .    Availability of low cost substitute goods for primary product lines.

      .   Plastic sticks for health related and candy businesses.

      .   Cast iron versus steel grids.

      .   Plastic molded goods for bent wire products.

 .    Small company with limited resources.

 .    High penetration in existing markets limits long term growth potential.

 .    Certain customers could open (and have opened) facilities with competitive manufacturing capabilities eliminating the need for THT's outsourcing services.

 .    Jackburn is reliant upon Erie Ceramic Arts for low cost enameling of grids.
     Loss of this supplier could significantly affect quality and / or cost.

 .    THT's products address mature markets with limited growth potential.

 .    Low technological barriers to entry.

                                                   [LOGO OF ADVEST APPEARS HERE]

Summary of Principal Terms
--------------------------------------------------------------------------------

Terms: PH II will purchase all of the issued and outstanding capital stock of THT for the consideration and on the terms set forth in the stock purchase agreement. PH II owns approximately 46% of the total outstanding shares of common stock of THT. Paul Kelly, Co-chairman of THT owns majority control of PH II.

Price:                           $3.75 per share (cash offer)

Calculation of Purchase Price:
------------------------------

Price Per Share:                 $3.75

Shares Outstanding:              3,982,605


Purchase Price (Equity):         $14,934,769

Budget Net Debt at Closing (1):  ($1,058,352)
                                 ------------

Total Enterprise Value:          $13,876,417

(1) Based on 9/30/98 fiscal year ending budget

                                                   [LOGO OF ADVEST APPEARS HERE]

Trading History of THT
--------------------------------------------------------------------------------

Price and Volume Chart of THT Stock from 9/23/93 until 9/18/98 (one week following the announcement of the Merger):


High Price:  $3.81 on 4/21/98               Low Price:  $1.00 on 1/19/95

High Volume: 149,400 on 2/10/94             Low Volume: 0 on several dates

                           [LINE GRAPH APPEARS HERE]

                                                   [LOGO OF ADVEST APPEARS HERE]

Trading History of THT
--------------------------------------------------------------------------------

THT vs S&P Small Cap MFG (Spec) and Russel 2000

                           [LINE GRAPH APPEARS HERE]

                -----------------------------------------------
                S&P SMALLCAP MFG(SPEC) --- RUSSELL 2000 --- THT
                -----------------------------------------------

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                                    Page 22

Trading History of THT
--------------------------------------------------------------------------------

Analysis of THT Stock Performance versus the Russell 2000 and S&P Small Cap Manufacturing Indices through one day prior to the announcement date.

                                                                     THT              Russell 2000               S&P Small Cap Manf
                                                                     ---              ------------               ------------------
Stock Price at One Year ("LTM") Prior to Announcement    09/11/97  $3.00                435.93                        139.86
Stock Price at Six Months Prior to Announcement          03/11/98  $3.25                467.12                        134.18
Stock Price at Three Months Prior to Announcement        06/11/98  $3.38                444.35                        127.78
Stock Price at One Month Prior to Announcement           08/11/98  $2.63                400.60                        109.37
Stock Price One day prior to Announcement                09/10/98  $2.38                344.97                         94.68

LTM Stock Price Performance (1)                                   (20.7%)               (20.9%)+                      (32.3%)+
Latest Six Month Stock Performance (1)                            (26.8%)               (26.1%)-                      (29.4%)+
Latest Three Month Stock Performance (2)                          (29.5%)               (22.4%)-                      (25.9%)-
Latest One Month Stock Performance (1)                             (9.3%)               (13.9%)+                      (13.4%)+

Based on measurement periods of twelve months, six months, three months and one month prior to 9/10/98 (the day prior to the announcement of the transaction), THT's stock price performance generally tracked the performance of the Russell 2000 and S&P Small Cap Manufacturing Indices. THT's stock outperformed both indices over the LTM and last one month period, underperformed both indices over the last three months and recorded mixed results on a six month basis.

(1)  Measurement period ends 9/10/98, one day prior to the announcement date.


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                                    Page 23

Premium Paid Analysis
--------------------------------------------------------------------------------

Analysis of Premium Paid for THT Stock in the Transaction

                                                                                                Implied %
                                                                      Closing THT                Premium
                                                                      Stock Price                 Paid
-----------------------------------------------------------------------------------------------------------
Cash Consideration                                                       $3.75
Stock Price 1 Day Before Announcement               09/10/98             $2.38                   57.9%
Stock Price 1 Week Before Announcement              09/04/98             $2.38                   57.9%
Stock Price 4 Weeks Before Announcement             08/14/98             $2.63                   42.9%
-----------------------------------------------------------------------------------------------------------
                                                                     1997 Median
                                                                      % Premium              Implied THT
                                                                      Offered (1)          Stock Price (2)
-----------------------------------------------------------------------------------------------------------
Overall Transactions                                                     27.5%                   $3.03
Transactions Less Than $25.0 million                                     36.9%                   $3.25
Cash Transactions                                                        25.8%                   $2.99
Transactions with Stock Prices under $10                                 33.2%                   $3.16
-----------------------------------------------------------------------------------------------------------

Based on the offer price of $3.75, the implied premium over the unaffected stock price of THT compares favorably on all measures to studies of premiums offered as presented above.

(1)  Based on Study on Percent Premium Offered in 1998 Mergerstat Review.
(2) Implied Stock Prices are based on the THT stock price one week prior to announcement.

                                                   [LOGO OF ADVEST APPEARS HERE]

Analysis of Comparable Companies
--------------------------------------------------------------------------------

The analysis of comparable public companies examines trading multiples as a benchmark to the transaction consideration offered for THT. The purpose of a comparable company analysis is to:


Evaluate: Market values of publicly-traded companies in the same or comparable lines of business which should:

Indicate: Ranges of equity values for comparable companies, derived from indicators of Total Enterprise Value or Equity Value


Equity Value - The market valuation of 100% of a company's outstanding common stock, based on the price of a single share

Total Enterprise Value (TEV) - Equity Value plus Total Debt and Preferred Stock less Cash and Marketable Securities

                                                   [LOGO OF ADVEST APPEARS HERE]

Analysis of Comparable Companies
--------------------------------------------------------------------------------

A universe of public companies was established utilizing a business description search for comparable publicly-traded companies primarily involved in the manufacturing of parts or components of end products assembled and / or sold by a third party.

As a result of that search, Advest selected eight companies which were deemed comparable to THT.


Company                                    Ticker
-------                                    ------
Cone Mills Corporation                      COE
Culp, Inc.                                  CFI
Encore Wire Corporation                     WIRE
WorldTex, Inc.                              WTX
Johnston Industries, Inc.                   JII
TexFi, Inc.                                 TXF
NN Ball & Roller Inc.                       NNBR
Plymouth Rubber Company, Inc.               PLRA

                                                   [LOGO OF ADVEST APPEARS HERE]

Analysis of Comparable Companies
--------------------------------------------------------------------------------

Cone Mills, Inc.
The company is the world's largest producer of denim fabrics and the largest commission printer of home furnishings in North America. Levi Strauss & Company accounts for approximately 37% of the company's sales. The company has $743.8 million in LTM sales, EBITDA of $29.4 million and a net loss of $7.6 million.

Culp, Inc.
Culp manufactures and markets upholstery fabrics and mattress tickings primarily for the furniture and bedding industries. The company is the largest upholstery manufacturer in the world with $487.9 million in LTM sales, EBITDA of $41.2 million and net income of $10.0 million.

Encore Wire Corp.
Encore is a low-cost manufacturer of copper electrical building wire and cable. The company is reliant on three suppliers for raw materials. The company's customer base consists mainly of wholesale electric distributors and retail home improvement centers. The company has LTM sales of $259.5 million, EBITDA of $44.6 million and net income of $23.4 million.

                                                   [LOGO OF ADVEST APPEARS HERE]

Analysis of Comparable Companies
--------------------------------------------------------------------------------

Worldtex, Inc.
The company, through its subsidiaries, manufactures covered elastic yarn and narrow elastic fabrics. Based on 1997 sales, the company believes it is one of the largest elastic yarn suppliers in the world. The company supplies its products for use in a variety of apparel items such as underwear hosiery and designer items. The company has LTM sales of $235.7 million, EBITDA of $31.4 million and net income of $4.7 million.

Johnston Industries, Inc.
The company is a leading designer, manufacturer and marketer of finished and unfinished cotton, synthetic and blended fabrics used in a broad range of industrial and consumer applications. The company has sales on a last twelve month ("LTM") basis of $306.9 million, EBITDA of $9.5 million and a net loss of $8.7 million.

Texfi Industries, Inc.
The company manufactures and markets a diverse line of textile products. The Texfi Blends division accounts for 91% of the company's total sales and provides products to the apparel, uniform and home furnishings market. The company has LTM sales of $157.4 million, EBITDA of $9.5 million and a net loss of $6.3 million.

                                                   [LOGO OF ADVEST APPEARS HERE]

Analysis of Comparable Companies
--------------------------------------------------------------------------------

NN Ball & Roller, Inc.
The company manufactures and supplies high quality, precision steel balls and rollers to anti-friction bearing manufacturers. Large bearing manufacturers SKF and FAG accounted for 37% and 10% of the company's sales, respectively. The company has LTM sales of $74.5 million, EBITDA of $17.4 million and LTM net income of $8.1 million.

Plymouth Rubber Company, Inc.
The company manufactures and supplies rubber and vinyl products to a broad range of markets. The company purchases raw materials from a variety of sources but is reliant on GM for 33% of its sales annually. The company has LTM sales of $67.2 million, EBITDA of $5.4 million and net income of $1.6 million.

                                                   [LOGO OF ADVEST APPEARS HERE]

Analysis of Comparable Companies
--------------------------------------------------------------------------------

                          Selected Comparable Companies

                             Selected Financial Data


                                                                  RESULTS LTM                           MARGINS LTM
                                              ---------------------------------------------------------------------------------
                                    Most
                                   Recent       Revenue     EBITDA      EBIT       Net Inc.    Gross   EBITDA   EBIT   Net Inc.
Company                            QTR End      ($000's)    ($000's)   ($000's)    ($000's)    Margin  Margin  Margin   Margin
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
THT Inc.                           6/30/98      19,633.0    3,558.5    2,908.1     1,741.2     33.8%   18.1%   14.8%    8.9%
-------------------------------------------------------------------------------------------------------------------------------
Cone Mills Corporation             6/30/98     743,822.0   29,401.0    2,534.0    (7,645.0)    11.1%    4.0%    0.3%   (1.0%)
Cuip, Inc.                          8/2/98     487,884.0   41,194.0   23,895.0    10,023.0     16.5%    8.4%    4.9%    2.1%
Johnston Industries, Inc.           7/4/98     306,937.0   26,550.0    5,569.0    (8,670.6)    11.1%    8.6%    1.8%   (2.8%)
Encore Wire Corporation            6/30/98     259,453.0   44,579.2   39,870.1    23,378.8     22.2%   17.2%   15.4%    9.0%
WorldTex, Inc.                     6/30/98     235,741.0   31,386.0   22,870.0     4,696.0     18.9%   13.3%    9.7%    2.0%
TexFi, Inc.                        7/31/98     157,428.0    9,484.0    3,216.0    (6,330.6)    10.2%    6.0%    2.0%   (4.0%)
NN Ball & Roller Inc.              6/30/98      74,529.0   17,407.0   13,067.0     8,130.0     25.3%   23.4%   17.5%   10.9%
Plymouth Rubber Company, Inc.      4/29/98      67,120.0    5,365.0    3,833.0     1,612.0     24.7%    8.0%    5.7%    2.4%
-------------------------------------------------------------------------------------------------------------------------------
Average                                        291,614.2   25,670.8   14,356.8     3,149.2     17.5%   11.1%    7.2%    2.3%
Average w/o High & Low                         253,662.0   25,903.7   12,075.0     1,747.6     17.4%   10.3%    6.6%    1.9%
Median                                         247,597.0   27,975.5    9,318.0     3,154.0     17.7%    8.5%    5.3%    2.0%
-------------------------------------------------------------------------------------------------------------------------------

Note:  NM is not meaningful and NA is not available

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                                    Page 30

Analysis of Comparable Companies
--------------------------------------------------------------------------------

                         Selected Comparable Companies

                             Selected Growth Rates


                                                                       GROWTH
                                          ---------------------------------------------------------------
                                                        3-Year Compound Annual Growth Rates
                                           Revenue           EBITDA             EBIT           Net Income
                                          ---------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
THT Inc.                                     0.5%              1.8%               2.8%           19.2%
----------------------------------------------------------------------------------------------------------
Cone Mills Corporation                     (11.3%)           (40.2%)             NM               NM
Culp, Inc.                                  16.4%             13.1%              14.1%           18.9%
Johnston Industries, Inc.                    1.0%              9.1%               2.4%             NM
Encore Wire Corporation                     29.7%            229.7%             612.7%             NM
WorldTex, Inc.                               4.0%              9.1%              10.4%           11.2%
TexFi, Inc.                                  5.7%             (5.2%)              5.3%             NM
NN Ball & Roller Inc.                       (1.6%)            (4.2%)            (10.2%)         (14.0%)
Plymouth Rubber Company, Inc.               12.2%              2.3%              (2.9%)          19.8%)

----------------------------------------------------------------------------------------------------------
Average                                      7.0%             26.7%              90.3%           -0.9%
Average w/o High & Low                       6.3%              4.0%               5.9%           -1.4%
Median                                       4.8%              5.7%               5.3%           -1.4%
----------------------------------------------------------------------------------------------------------

Note:  NM is not meaningful and NA is not available

                                                   [LOGO OF ADVEST APPEARS HERE]

Analysis of Comparable Companies
--------------------------------------------------------------------------------

                                                 Selected Comparable Companies

                                                  Selected Pricing Multiples

                                                                                               BALANCE SHEET
                                                         PRICING MULTIPLES                       STRUCTURE          RETURN
                                       -------------------------------------------------------------------------------------------
                                            Equity Multiples            TEV Multiples
                                 Price ----------------------------------------------------- Net Current
                                 as of                           Price/                        Assets/   Debt/  Return on  Return
COMPANY                         9/24/98 P/E LFY P/E LTM  P/EFY1   Book Revenue EBITDA   EBIT  T. Assets T. Capt.  Equity    Asset
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
THT, Inc.                         $3.75    6.8    8.6       NM    1.7    0.8     4.3     5.3    26.0%     11.3%   33.5%    24.0%
----------------------------------------------------------------------------------------------------------------------------------
Cone Mills Corporation            $6.00     NM      NM    16.1    1.0    0.5    13.0   151.1    18.4%     44.2%   (9.2%)   (0.6%)
Culp, Inc.                        $8.50    7.1    11.0    16.3    0.9    0.5     6.5    11.2    30.2%     53.6%   12.8%    10.2%
Johnston Industries, Inc.         $3.25     NM      NM      NM    0.7    0.6     6.4    30.3    (0.8%)   107.9%  (11.2%)   12.1%
Encore Wire Corporation           $9.63    4.9     4.7     6.4    1.9    0.7     4.3     4.9    37.4%     31.0%   37.1%    (2.9%)
WorldTex, Inc.                    $5.19   11.8    16.3     7.2    0.9    1.1     8.1    11.2    26.2%     68.1%    8.0%     5.4%
TexFi, Inc.                       $0.69    4.5      NM      NM     NM    0.5     7.9    23.2    22.0%    155.6%   (9.3%)   13.2%
NN Ball & Roller Inc.             $6.88   12.0    12.6    12.4    1.8    1.4     5.9     7.9    30.2%      4.6%   16.7%    20.3%
Plymouth Rubber Company, Inc.     $6.63   11.4     8.9      NA    0.6    0.5     6.8     9.5     4.1%     90.4%   16.2%     0.0%

----------------------------------------------------------------------------------------------------------------------------------
Average                                    8.6    10.7    11.7    1.1    0.7     7.4    31.2    21.0%     69.4%    7.6%     7.2%
Average w/o High & Low                     8.8    10.9    11.9    1.1    0.7     6.9    15.5    21.9%     65.9%    5.9%     6.7%
Median                                     9.3    11.0    12.4    0.9    0.5     6.6    11.2    24.1%     60.9%   10.4%     7.8%
----------------------------------------------------------------------------------------------------------------------------------

Note:  NM is not meaningful and NA is not available

                                    Page 32        [LOGO OF ADVEST APPEARS HERE]

Analysis of Comparable Companies
--------------------------------------------------------------------------------

The multiples implied by the purchase of THT are substantially within the range of the derived comparable multiples.

------------------------------------------------------------------------------------------------------------------------------------

                                    TEV to Revenue (LTM)     TEV to EBITDA (LTM)     Price to LTM Earnings   TEV to Book Value
------------------------------------------------------------------------------------------------------------------------------------

                                        Peers        THT         Peers         THT          Peers        THT        Peers      THT
------------------------------------------------------------------------------------------------------------------------------------

Multiple Range                        0.5 to 1.4     0.8     4.3  to  13.0     4.3     4.7   to   16.3   8.6   0.6 to 1.9      1.7
------------------------------------------------------------------------------------------------------------------------------------

Average                                   0.7                    7.4                       10.7                  1.1
Average w/o High & Low                    0.7                    6.9                       10.9                  1.1
Median                                    0.5                    6.6                       11.0                  0.9
------------------------------------------------------------------------------------------------------------------------------------


While the THT transaction multiples to the market multiples of the comparable companies are substantially in the range, a discount to the comparable companies' multiples is warranted based on, among other factors:

  .  The comparable companies are larger in terms of revenues.

  .  Certain of the comparable companies have greater access to capital.

  . Certain of the comparable companies have a more diversified product offering addressing a larger customer base.

  . Certain of the comparable companies have a more significant international presence.

  . Certain of the comparable companies have experienced higher historical growth and address larger markets with greater potential growth opportunities.
                                                   [LOGO OF ADVEST APPEARS HERE]

Analysis of Comparable Transactions
--------------------------------------------------------------------------------

The analysis of comparable transactions examines transaction multiples as a benchmark to the transaction consideration offered for THT. The purpose of a comparable transaction analysis is to:

Evaluate: Valuation components of mergers and acquisition transactions for companies Advest deemed comparable which should:

Indicate: Ranges of equity values for marketable control interests in comparable transactions, derived from indicators of Total Enterprise Value or Equity Value

Equity Value - The purchase price of 100% of a company's outstanding common stock.

Total Enterprise Value (TEV) - Equity Value plus Total Debt and Preferred Stock less Cash and Marketable Securities.

                                                   [LOGO OF ADVEST APPEARS HERE]

Analysis of Comparable Transactions
--------------------------------------------------------------------------------

A universe of potential transactions was established utilizing a business description search for comparable companies recently involved a completed merger or acquisition. These include companies that are primarily involved in the manufacturing of parts or components of end products assembled and / or sold by a third party.

As a result of that search, Advest selected five transactions which were deemed comparable to THT.

Because of the small size of many of these transactions, limited public information, particularly financial, exists on many of the target companies. We therefore eliminated a number of these transactions from our analysis due to lack of information.

                                                   [LOGO OF ADVEST APPEARS HERE]

Analysis of Comparable Transactions
--------------------------------------------------------------------------------

CCL Industries, Inc. Acquisition:

     Teledyne Packaging makes metal and plastic collapsible tubes for products
     ------------------
     such as toothpaste, metal tubes and plastic bottles. Additionally, the operation injection molds closures and injection and blow molds bottles. The company has operations in three states and Costa Rica.

Playtex Products Inc. Acquisition:

     Carewell Industries Inc. manufactures and wholesales the Dentax line of
     ------------------------
     toothbrushes, toothpaste and dental floss. The products are distributed through food stores, drug chains and mass merchandisers.

Linsalata Capital Partners Acquisition:

     Tranzonic Corporation is engaged in the designing, manufacturing and
     ---------------------
     distribution of personal care products, industrial textiles, cleaning and safety products and spiral wound paper tubes and cores. The company manufactures paper tubing in the U.K. and sells all of its lines in foreign markets.

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                                    Page 36

Analysis of Comparable Transactions
--------------------------------------------------------------------------------

Worldtex Acquisitions:

     Elastic Corp. of America manufactures high end narrow-elastic fabrics which
     ------------------------
     are used in athletic wear and straps, facings, edgings and waistbands in women's intimate apparel. The company also provides distinctive tailored logos woven with narrow-elastic fabrics.

     Texfi's knitted narrow fabric plant supplies a wide range of industries,
     -----------------------------------
     including apparel, medical and automotive.

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                                    Page 37

Analysis of Comparable Transactions
--------------------------------------------------------------------------------

                        Selected Comparable Transactions
                             Selected Financial Data

                                                                                -------------------------------------------------
                                                                                          LTM Operating Results ($000)
                                                                         LTM    -------------------------------------------------
Acquiror                          Target                                Ending    Revenue     EBITDA         EBIT     Net Income
---------------------------------------------------------------------------------------------------------------------------------
CCL Industries Inc.             Teledyne Packaging                      12/1/97   $39,600.0         NA            NA          NA
Playtex Products Inc.           Carewell Industries Inc.               12/31/96    $5,700.0         NA            NA          NA
Worldtex                        Elastic Corp. of Amer.                  9/27/97   $66,757.0  $10,888.0      $9,296.0    $8,114.0
Worldtex                        Texfi's knitted narrow fabric plant     11/1/97   $20,000.0         NA            NA          NA
Linsalata Capital Partners      Tranzonic Corporation/(1)/               2/1/98  $136,218.0  $14,192.0     $10,778.0    $6,927.9

---------------------------------------------------------------------------------------------------------------------------------
Median                                                                             39,600.0   12,540.0      10,037.0     7,521.0
Average                                                                            53,655.0   12,540.0      10,037.0     7,521.0
Average Without High & Low                                                         42,119.0         NM            NM          NM
---------------------------------------------------------------------------------------------------------------------------------

                                                                                                   LTM Margins
                                                                         LTM    -------------------------------------------------
Acquiror                          Target                                Ending     Gross       EBITDA       EBITH      Net Income
---------------------------------------------------------------------------------------------------------------------------------
CCL Industries Inc.             Teledyne Packaging                      12/1/97     NA            NA          NA             NA
Playtex Products Inc.           Carewell Industries Inc.               12/31/96     NA            NA          NA             NA
Worldtex                        Elastic Corp. of Amer.                  9/27/97  20.93%        16.31%      13.93%         12.15%
Worldtex                        Texfi's knitted narrow fabric plant     11/1/97     NA            NA          NA             NA
Linsalata Capital Partners      Tranzonic Corporation/(1)/               2/1/98  35.84%        10.42%       7.91%          5.09%

---------------------------------------------------------------------------------------------------------------------------------
Median                                                                              NM            NM          NM             NM
Average                                                                           28.4%         13.4%       10.9%           8.6%
Average Without High & Low                                                          NM            NM          NM             NM
---------------------------------------------------------------------------------------------------------------------------------

(1)  Represents annualized six month results ended 2/1/98.


                                    Page 38        [LOGO OF ADVEST APPEARS HERE]

Analysis of Comparable Transactions
--------------------------------------------------------------------------------

                       Selected Comparable Transactions
                          Selected Pricing Multiples



                                                                                              Transaction Multiples
                                                                                       -------------------------------------
                                                                Transaction Value       Equity     Total Enterprise Value
                                                     Date      -------------------      LTM Net  ---------------------------
Acquiror                  Target                  Announced    Equity   Enterprise      Income    Revenue    EBITDA     EBIT
CCL Industries Inc.       Teledyne Packaging          12/97        NA      $31,000        NA        0.8        NA       NA
Playtex Products Inc.     Carewell Industries Inc.     1/98    $9,200       $9,200        NA        1.6        NA       NA
Worldtex                  Elastic Corp. of Amer.      12/97   $76,300      $82,121       9.4        1.2       7.5      8.8
Worldtex                  Texfi's knitted narrow
                            fabric plant              11/97   $10,500      $10,500        NA        0.5        NA       NA
Linsalata Capital
  Partners                Tranzonic Corporation (1)    6/97  $104,958      $86,330      15.1        0.6       6.1      8.0

Median                                                                                    NM        0.8        NM       NM
Average                                                                                 12.3        1.0       6.8      8.4
Average Without High & Low                                                                NM        0.9        NM       NM

(1) Represents annualized six month results ended 2/1/98.

                                                   [LOGO OF ADVEST APPEARS HERE]

Analysis of Comparable Transactions
--------------------------------------------------------------------------------

The multiples implied by the purchase of THT are within a reasonable range of the derived comparable multiples.


                                     TEV to Revenue (LTM)        TEV to EBITDA (LTM)       Price to LTM Earnings
                                        Peers         THT          Peers        THT         Peers          THT
Multiple Range                    0.5    to    1.6    0.8    6.1    to    7.5   4.3   9.4    to    16.9    8.6
Average                                 1.0                        6.8                      12.3
Average w/o High & Low                  0.9                         NM                       NM
Median                                  0.8                         NM                       NM

THT's revenue multiple is within the range of the comparable group, however, on an EBTIDA and earnings basis, the purchase of THT is at a discount to the comparable group.

  . THT's multiple of EBITDA and LTM net income is at a discount to the comparable transactions, such a discount reflects, among other things:

         .  Elastic Corp. of America and Tranzonic represent larger target companies
         .   Both targets have grown historically at a substantially higher rate than THT
         .   Both targets have a more diversified product offering addressing a larger market
         .   Both targets have a more significant international presence
  . It is also important to note that, only two of the five referenced transactions provide detailed financial information for the calculation of multiples based on EBITDA and net income

                                                   [LOGO OF ADVEST APPEARS HERE]

Analysis of Discounted Cash Flow
--------------------------------------------------------------------------------

The discounted cash flow analysis provides an estimate as to the value creation potential of a business based on a projected stream of cash flows. The general purpose of this form of analysis is to:

Evaluate:     The projected free cash flows of the company, with appropriate growth assumptions on a discounted basis

                                 which should:

Indicate:     A range of equity values for marketable control interest,
              derived from indicators of Total Enterprise Value calculated using various required rates of return and EBITDA exit multiples.

Equity Value - The valuation of 100% of a company's common stock.

Total Enterprise Value - Equity Value plus Total Debt and Preferred Stock less Cash and Marketable Securities

                                                   [LOGO OF ADVEST APPEARS HERE]

Analysis of Discounted Cash Flow
--------------------------------------------------------------------------------

In determining a range of values for THT using the Discounted Cash Flow approach, Advest:

  . Determined a required equity rate of return (cost of equity) using the Capital Asset Pricing Model (CAPM)

  .  Calculated a range of weighted average costs of capital using various:
      .   required equity rates of return; and
      .   capital structures

  . Discounted the Company's projected free cash flows using the 1999 through 2002 forecasts prepared by management

  .  Derived a range of equity values using various:
      .   required rates of return; and
      .   perpetual growth rate assumptions

                                                   [LOGO OF ADVEST APPEARS HERE]

Analysis of Discounted Cash Flow
--------------------------------------------------------------------------------

                           Capital Asset Pricing Model

                          Equity Discount Rate Build-up

Risk Free Rate:                                   4.72%   (1)
Equity Risk Premium:                              7.80%   (2)
                                                  -----
     Average Comparative Company Return          12.52%

Risk Adjustment for Size:                         3.60%   (3)
Other Risk Factors:                              24.00%   (4)
                                                 ------
     Equity required rate of return              40.12%

(1) Ten year Treasury rate at September 23, 1998.
(2) Market risk premium for equity based on Intermediate-horizon expected equity risk premium studies by Ibbotson Associates.
(3) Ibbotson 1996 study shows a 3.6% expected micro-capitalization equity size premium for capitalization's below $171 million.
(4) Risk factors considered include: customer concentration, uncertain and / or limited growth opportunity, pricing pressure by potential new entrants or insourcing by customers, exposure to single source supplier and commodity steel and paper prices.

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                                    Page 43

Analysis of Discounted Cash Flow
--------------------------------------------------------------------------------
                                    THT Inc.
                       Projected Free Cash Flow Analysis

                                                   ---------------------------------------------------------------------------------

                                                                             Fiscal Year Ending September 30,
                                                   ---------------------------------------------------------------------------------

                                                          1999                  2000                  2001                  2002
------------------------------------------------------------------------------------------------------------------------------------

Sales                                                $ 20,098,222          $ 20,701,167          $ 21,322,202          $ 21,961,867
Cost of Sales                                          13,091,701            13,473,164            13,955,505            14,374,170
------------------------------------------------------------------------------------------------------------------------------------

Gross Profit                                            7,006,521             7,228,003             7,366,697             7,587,697

S, G & A                                                3,756,806             3,818,175             3,891,666             3,975,581
------------------------------------------------------------------------------------------------------------------------------------


Operating Income                                        3,249,715             3,409,828             3,475,031             3,612,116

Income Tax Expense@40%                                  1,299,886             1,363,931             1,390,012             1,444,846
------------------------------------------------------------------------------------------------------------------------------------


NOPAT                                                   1,949,829             2,045,897             2,085,019             2,167,270

Adjustments
Depreciation & Amortization                               630,000               601,000               601,000               601,000
------------------------------------------------------------------------------------------------------------------------------------


Gross Cash Flow                                         2,579,829             2,646,897             2,686,019             2,768,270
Investments:
Working Capital                                          (729,290)              (42,520)              (41,126)              (45,303)

Capital Expenditures                                     (178,500)             (149,353)             (149,088)             (150,458)

------------------------------------------------------------------------------------------------------------------------------------


Free Cash Flow                                       $  1,672,039          $  2,455,024          $  2,495,805          $  2,572,509
------------------------------------------------------------------------------------------------------------------------------------


                                                   [LOGO OF ADVEST APPEARS HERE]

Analysis of Discounted Cash Flow
--------------------------------------------------------------------------------
Calculation of Weighted Average Cost of Capital

Determined a required rate of return (cost of equity) for a financial buyer using the build-up method above.

Calculated a range of weighted average costs of capital (WACC) using various:
 .    required equity rates of return; and
 .    capital structures
 .    after tax cost of debt

          Cost of Debt
          ------------
          Prime Rate          8.50%
          Tax Effected        5.10%


                    Range of Weighted Average Cost of Capital
--------------------------------------------------------------------------------
Debt as a % of                       Required Equity Rate of Return
Capitalization         38.12%      39.12%       40.12%       41.12%     42.12%
--------------------------------------------------------------------------------
    25.00%             29.87%      30.62%       31.37%       32.12%     32.87%
    30.00%             28.21%      28.91%       29.61%       30.31%     31.01%
    35.00%             26.56%      27.21%       27.86%       28.51%     29.16%
--------------------------------------------------------------------------------

                                                   [LOGO OF ADVEST APPEARS HERE]

Analysis of Discounted Cash Flow
--------------------------------------------------------------------------------

                     Calculation of Total Enterprise Value

Discounted the Company's projected free cash flows at the WACC using the 1999 through 2002 forecasts prepared by management.

Derived a range of Implied Enterprise Values using various:
 .    required rates of return; and
 .    perpetual growth rate assumptions



----------------------------------------------------------------------------------------------------------------------
Perpetual Growth                                      Weighted Cost of Capital
     Rate               28.21%               28.91%               29.61%               30.31%               31.01%
----------------------------------------------------------------------------------------------------------------------
     0.5%            $14,262,380          $13,969,610          $13,689,191          $13,420,308          $13,162,221
     1.0%            $14,481,041          $14,178,671          $13,889,314          $13,612,096          $13,346,223
     1.5%            $14,707,887          $14,395,357          $14,096,556          $13,810,541          $13,536,459
----------------------------------------------------------------------------------------------------------------------

                                                   [LOGO OF ADVEST APPEARS HERE]

Analysis of Discounted Cash Flow
--------------------------------------------------------------------------------
                       Calculation of Implied Equity Value

Because the cash flow base and exit assumption in this model do not take into account servicing debt, discounting these cash flows arrives at an Enterprise Value. In order to attain an Equity Value, net debt (debt less cash and marketable securities) is subtracted from the Total Enterprise Value (TEV).


Range of Implied TEV:            $14,707,887         to             $13,162,221
Less Net Debt (1):                              ($1,058,352)
                                                ------------
Range of Implied Equity Values: $15,766,239          to             $14,220,573

The purchase price of $14,934,769 falls into this range of implied values.

(1) Based on 9/30/98 budget

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                                    Page 47

Conclusion
--------------------------------------------------------------------------------

Based on the information and analyses set forth in this presentation, we are of the opinion that as of the date hereof, the financial terms of the consideration to be paid to the Shareholders in conjunction with the acquisition of THT, taken as a whole, are fair from a financial point of view to the Shareholders. Advest did not assign relative weights to any of its analyses in preparing its opinion.

No company or transaction used in the above analyses as a comparison is directly comparable to THT or the contemplated Merger. The analyses were prepared solely for purposes of Advest providing its opinion to the Board of Directors as to the fairness, from a financial point of view, of the consideration to be received by the Shareholders pursuant to the merger agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may actually be sold.

                                                   [LOGO OF ADVEST APPEARS HERE]

--------------------------------------------------------------------------------
                        Advest Investment Banking Group

       100 Federal Street                   311 South Wacker Drive
        Boston, MA  02110                     Chicago, IL 60606
         (617) 423-0003                        (847) 842-9111

     90 State House Square                  One Rockefeller Center
      Hartford, CT 06103                      New York, NY 10020
        (860) 509-2064                         (212) 584-4270